Exhibit (r)(1)

Cascade Real Assets Fund

CODE OF ETHICS

Adopted Under Rule 17j-1

While affirming its confidence in the integrity and good faith of all of its officers and trustees, Cascade Real Assets Fund (the “Fund”), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions, which may be possessed by certain of its officers, employees, and trustees could place such individuals, if they engage in personal transactions in Securities which are eligible for investment by the Fund, in a position where their personal interests may conflict with that of the Fund.

In view of the foregoing and of the prohibitions of Rule 17j-1(b) under the Investment Company Act of 1940 (the “1940 Act”), the Fund has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures.

I.	Statement of General Principles.

In recognition of the Fund and confidence placed in the Fund by its shareholders, and to give effect to the Fund’s belief that its operations should be directed to the benefit of its shareholders, the Fund hereby adopts the following general principles to guide the actions of its trustees, officers, and employees.

(1)	The interests of the Fund’s shareholders are paramount, and all of the Fund’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2)	All personal transactions in Securities by the Fund’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel in the interests of the Fund and its shareholders.

(3)	All of the Fund’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question the person’s independence or judgment.

II.	Definitions.

(1)            “Access Person” means (i) each Manager or officer of the Fund or its Investment Manager or Sub-Advisor, (ii) each employee of the Fund or its Investment Manager or Sub-Advisor (or of any company in a Control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by the Fund or any series thereof, or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any natural person in a Control relationship to the Fund or its Investment Manager or Sub-Advisor who obtains information concerning recommendations made to or by the Fund with respect to the Purchase or Sale of a Security, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) each trustee, officer or general partner of any principal underwriter for the Fund, but only where such person in the ordinary course either makes, participates in, or obtains information regarding the Purchase or Sale of Securities, or whose functions relate to the making of recommendations regarding Securities; and (v) any natural person in a Control relationship with a Security or any of the Securities’ Investment Managers or Sub-Advisor who obtain information concerning recommendations made with regard to the Purchase or Sale of a Security.

(2)            “Beneficial Ownership” means beneficial ownership as determined under Section 16 of the Securities Exchange Act of 1934. A person is generally the beneficial owner of Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person is the beneficial owner of Securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding, or relationship that provide him or her with sole or shared voting or investment power.

(3)            “Control” means control as set forth in Section 2(a)(9) of the Investment Company Act of 1940. Control is the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting Securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(4)            “Independent Trustee” means a Trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(5)            “Initial Public Offering” (“IPO”) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(6)            “Portfolio Manager” means an individual, employed with the Investment Manager, who is involved in making the Purchase or Sale decisions of Securities on behalf of the fund.

(7)            “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), or Rules 504, 505, or 506 thereof.

(8)            “Special Purpose Investment Personnel” means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of the Fund is discussed or carried on), obtains contemporaneous information regarding the Purchase or Sale of a Security by the Fund. Access Persons meeting this definition are Special Purpose Investment Personnel only with respect to those Securities as to which the Access Person obtains contemporaneous information.

(9)            “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(10)          “Review Officer” means the officer of the Fund or the Investment Manager designated from time to time to receive and review reports of purchases and sales by Access Persons. It is recognized that a different Review Officer may be designated with respect to the Fund and the Investment Manager and Sub-Advisor.

(11)          “Security” means security as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, shares issued by a registered, open-end mutual Fund (other than exchange-traded Fund), and high quality short-term debt instruments, including repurchase agreements.

(12)          A Security “held or to be acquired” by the Fund means (A) any Security which, within the most recent 15 days, (i) is or has been held by the Fund thereof, or (ii) is being or has been considered by the Fund’s Investment Manager or Sub-Advisor for purchase by the Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

(13)          A Security is “being purchased or sold” by the Fund from the time when a Purchase or Sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.

III.	Prohibited Purchases and Sales of Securities.

(1)	No Access Person shall, in connection with the Purchase or Sale, directly or indirectly, of a Security held or to be acquired by the Fund:

(A)	employ any device, scheme, or artifice to defraud the Fund;

(B)	make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice, or course of business which would operate as a fraud or deceit upon the Fund; or

(D)	engage in any manipulative practice with respect to the Fund.

(2)	No Portfolio Manager may purchase or sell, directly or indirectly, any Security as to which such person is a Portfolio Manager in which he or she had (or by reason of such transaction acquires) any Beneficial Ownership at any time within seven calendar days before or after the time that the same (or a related) Security is being purchased or sold by the Fund.

(3)	No Special Purpose Investment Personnel may profit in the purchase and sale of a Security as to which he or she is a Special Purpose Investment Personnel within 60 days of acquiring or selling Beneficial Ownership of that Security.

IV.	Additional Restrictions and Requirements

(1)	Pre-approval of Private Placements & IPOs – Special Purpose Investment Personnel must obtain approval from the Review Officer before acquiring Beneficial Ownership of any Securities offered in connection with an IPO or a Private Placement.

(2)	Special Purpose Investment Personnel may not purchase IPOs.

(3)	No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

(4)	Each Access Person (other than the Fund’s independent trustees and its trustees and officers who are not currently affiliated with or employed by the Fund’s Investment Manager or principal underwriter) who is not required to provide such information under the terms of a code of ethics described in Section VII hereof must provide to the Review Officer a complete listing of all Securities owned by such person as of the end of a calendar quarter. The initial listing must be submitted no later than ten days of the date upon which such person first becomes an Access Person of the Fund, and each update thereafter must be provided no later than 30 days after the start of the subsequent year.

V.	Reporting Obligations.

(1)	Each Access Person (other than the Fund’s independent trustees) shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal Securities transactions to an officer designated to receive his or her reports (“Alternate Review Officer”), who shall act in all respects in the manner prescribed herein for the Review Officer.

(2)	Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(A)	The date of the transaction, the title and the number of shares or the principal amount of each Security involved;

(B)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	The price at which the transaction was effected;

(D)	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

(E)	The date the report was submitted by the Access Person.

(3)	In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

(4)	An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this Section V where such person is required to file reports pursuant to a code of ethics described in Section VII hereof.

(5)	An Independent Trustee shall report transactions in Securities only if such Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Manager, should have known, that during the 15 day period immediately preceding or following the date of the transaction, such Security was purchased or sold, or was being considered for Purchase or Sale, by the Fund. (The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies, objectives, and restrictions.)

(6)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(7)	Each Independent Trustee shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity Securities) and the total number of its shares Beneficially Owned by him or her if such total ownership is more than ½ of 1% of the company’s outstanding shares. Such report shall be made promptly after the date on which such Trustee’s ownership interest equaled or exceeded ½ of 1%.

VI.	Review and Enforcement.

(1)	The Review Officer shall compare all reported personal Securities transactions with completed portfolio transactions of the Fund and a list of Securities being considered for Purchase or Sale by the Fund’s Investment Manager(s) or Sub-Advisor(s) to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(2)	If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the President of the Fund and outside counsel, who shall make an independent determination as to whether a violation has occurred.

(3)	If the President and outside counsel find that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Fund.

(4)	No person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself or herself. If a Securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed herein for the President.

VII.	Investment Manager’s, Principal Underwriter’s, Platform Manager’s and Administrator’s Code of Ethics.

The Investment Manager and Principal Underwriter (where applicable) of the Fund shall:

(1)	Submit to the Board of Trustees of the Fund a copy of its code of ethics adopted pursuant to Rule 17j-1;

(2)	Promptly report to the Fund in writing any material amendments to such code of ethics;

(3)	Promptly furnish to the Fund upon request copies of any reports made pursuant to such code by any person who is an Access Person as to the Fund; and

(4)	Shall immediately furnish to the Fund, without request, all material information regarding any violation of such code by any person who is an Access Person as to the Fund.

The Platform Manager and Administrator of the Fund shall:

(1)	Submit to the Review Officer a copy of its code of ethics adopted pursuant to Rule 17j-1;

(2)	Promptly report to the Review Officer in writing any material amendments to such code of ethics;

(3)	Promptly furnish to the Review Officer upon request copies of any reports made pursuant to such code by any person who is an Access Person as to the Fund; and

(4)	Shall immediately furnish to the Review Officer, without request, all material information regarding any violation of such code by any person who is an Access Person as to the Fund.

VIII.	Annual Written Report to the Board.

At least once a year, the Review Officer shall provide the Board of Trustees a written report that includes:

(1)	Issues Arising Under this Code. The report will describe any issues that arose during the previous year under this Code, including any material Code violations, and any resulting sanctions.

(2)	Certification. The report will certify to the Board of Trustees that the Fund has adopted measures reasonably necessary to prevent its personnel from violating this Code currently and in the future.

IX.	Records.

The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

(5)	A copy of each annual report to the Board of Trustees will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

X.	Miscellaneous

(1)	Confidentiality. All reports of Securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential.

(2)	Interpretation of Provisions. The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

(3)	Periodic Review and Reporting. The Chief Compliance Officer of the Fund shall report to the Board of Trustees at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.